EXHIBIT 10.2

CONTINENTAL AIRLINES, INC.

1600 SMITH

HOUSTON, TX 77002

April 9, 2002

Dear Mr. Kellner:

You currently have Flight Benefits and a supplemental executive retirement plan pursuant to your employment agreement with Continental Airlines, Inc. (the "Company") or a subsidiary of the Company.

The Human Resources Committee of the Board of Directors has authorized the amendment of your Flight Benefits and your supplemental executive retirement plan as set forth in this letter agreement.

Your Flight Benefits and your supplemental executive retirement benefits are modified as follows:

  The Company agrees that each of your spouse and your children will receive lifetime Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in their names for use on the CO system, and (subject to the terms and conditions of membership, including minimum age requirements) lifetime membership in the Company's President's Club (or any successor program maintained in the CO system).
  Upon your death, your surviving spouse and children will be permitted, in the aggregate, to continue to use (in the proportions specified in your last will and testament or, if not so specified or if you die intestate, in equal proportions) your Flight Benefits on the CO system (out of any amounts unused by you at the date of your death) for up to a total amount of $100,000 in value of flights (in any fare class) on the CO system, valued identically to the valuation of flights as currently contained in your Flight Benefits, which amount shall adjust automatically upon any change in the valuation methodology, from and after the date hereof, for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of the date hereof), so as to preserve the benefit of $100,000 of flights relative to the valuations resulting from the valuation methodology used by the Company as of the date hereof (e.g., if a change in the valuation methodology results, on average, in such flights being valued 10% higher than the valuation that would result using the valuation methodology used by the Company as of the date hereof, then such amount would be increased by 10% to $110,000). The Company will promptly notify you in writing of any adjustments to such amount.
  You agree that your Flight Benefits are intended to be used principally for personal reasons and may not be used for business purposes (other than business purposes on behalf of the Company, and other than business usage that is incidental or de minimus, defined as amounting to less than 10% of the total value (valued as described in paragraph 2 above) of flights on the CO System charged to your UATP card (or any Similar Card) during any year), and that credit availability on your UATP card (or any Similar Card) may be suspended if your UATP card (or any Similar Card) is used for business purposes other than as described above and, after receiving written notice from the Company to cease such usage, you continue to use your UATP card (or any Similar Card) for such business purposes.
  Section 3.5 of your employment agreement (your supplemental executive retirement plan) is hereby amended to read in its entirety as follows:

"3.5 Supplemental Executive Retirement Plan.

(i) Base Benefit. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual straight life annuity in an amount equal to the product of (a) 2.5% times (b) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 26 years) times (c) the Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to the sum of (1) the number of Executive's years of benefit service with Company, calculated as set forth in the Continental Retirement Plan (the "CARP") beginning at January 1, 1995 ("Actual Years of Service"), (2) an additional two years of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2000 and ending on December 31, 2004, and (3) if the Termination Payment becomes payable to Executive under this Agreement or if Executive's employment is terminated for a reason encompassed by paragraphs 2.2(i) or 2.2(ii), that number of additional years of service as is equal to (X) 18 years minus (Y) three times the number of full calendar years which have occurred during the period beginning January 1, 2000 and ending on the earlier of (i) the date that the Termination Payment under this Agreement first becomes payable to Executive or (ii) December 31, 2004. For purposes hereof, Executive's final average compensation shall be equal to the greater of (A) $693,500.00 or (B) the average of the five highest annual cash compensation amounts (or, if Executive has been employed less than five years by Company, the average over the full years employed by Company) paid to Executive by Company during the consecutive ten calendar years immediately preceding Executive's termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of the Company), but shall exclude (i) any cash bonus paid on or prior to March 31, 1995, (ii) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998, (iii) any Termination Payment paid to Executive under this Agreement, (iv) any payments received by Executive under Company's Officer Retention and Incentive Award Program, (v) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Company, and (vi) any cash bonus paid under a long term incentive plan or program adopted by Company. Executive shall be vested immediately with respect to benefits due under the Plan.

(ii) Offset for CARP or Other Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from the CARP or from any other defined benefit nonqualified supplemental retirement plan provided to Executive by Company. In making such reduction, the Base Benefit and the benefit paid or payable under the CARP or any such other defined benefit nonqualified supplemental retirement plan shall be determined under the provisions of each plan as if payable in the form of an annual straight life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.5(vii) for the actual time and form of payments.

(iii) Normal and Early Retirement Benefits. Executive's benefit under the Plan shall be payable in equal monthly installments beginning on the first day of the month following the Retirement Date (the "Normal Retirement Benefit") or, at Executive's written election made not less than 15 days prior to the Retirement Date, in a lump-sum on the first day of such month in an amount equal to the Lump-Sum Payment less 10% of such sum (provided, however, that the HR Committee may, in its sole and absolute discretion, waive all or any part of such 10% reduction). For purposes hereof, "Retirement Date" is defined as the later of (a) the date on which Executive attains (or in the event of Executive's earlier death, would have attained) age 60 or (b) the date of Executive's retirement from employment with Company. Notwithstanding the foregoing, if Executive's employment with Company is terminated, for a reason other than death, on or after the date Executive attains age 55 or is credited with 10 Actual Years of Service and prior to the Retirement Date, then Executive shall be entitled to elect to receive the Lump-Sum Payment or commence to receive Executive's monthly installment benefit under the Plan, in either case as of the first day of any month coinciding with or next following Executive's termination of employment, or as the first day of any subsequent month preceding the Retirement Date (an "Early Retirement Benefit"); provided, however, that (1) written notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the monthly installment benefit (or the date of payment, in the case of a Lump-Sum Payment), (2) each monthly installment payment under an Early Retirement Benefit, or the amount of the Lump-Sum Payment, as the case may be, shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined without regard to clause (3) of this proviso) to be the actuarial equivalent of the value of the Normal Retirement Benefit (in each case based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for the actual time and form of payments), and (3) each monthly installment payment under an Early Retirement Benefit that is made prior to the Retirement Date, or the Lump-Sum Payment, as the case may be, shall be reduced by an additional 10% of the amount of such payment as initially determined pursuant to clause (2) of this proviso. The HR Committee may, in its sole and absolute discretion, waive all or any part of the reductions contemplated in clauses (2) and/or (3) of the proviso of the preceding sentence. As used herein, "Lump-Sum Payment" shall mean the lump-sum actuarial equivalent of the value of the Normal Retirement Benefit, based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for the actual time of payment.

(iv) Form of Retirement Benefit. If Executive is not married on the date Executive's benefit under paragraph 3.5(iii) commences, then benefits under the Plan will be paid to Executive in the form of a single life annuity for the life of Executive (unless Executive elects a Lump-Sum Payment, in which case benefits under the Plan will be paid in cash in a lump-sum). If Executive is married on the date Executive's benefit under paragraph 3.5(iii) commences, then benefits under the Plan will be paid to Executive (unless Executive has elected a Lump-Sum Payment), at the written election of Executive made at least 15 days prior to the first payment of benefits under the Plan, in either (1) the form of a single life annuity for the life of Executive, or (2) the form of a joint and survivor annuity that is actuarially equivalent to the benefit that would have been payable under the Plan to Executive if Executive was not married on such date, with Executive's spouse as of the date benefit payments commence being entitled during such spouse's lifetime after Executive's death to a benefit equal to 50% of the benefit payable to Executive during their joint lifetimes. If Executive fails to make such election and does not make an election to receive a Lump-Sum Payment, Executive will be deemed to have elected a joint and survivor annuity.

(v) Death Benefit. Except as provided in this paragraph 3.5(v), no benefits shall be paid under the Plan if Executive dies prior to the date Executive's benefit commences pursuant to paragraph 3.5(iii). In the event of Executive's death prior to the commencement of Executive's benefit pursuant to paragraph 3.5(iii), Executive's surviving spouse, if Executive is married on the date of Executive's death, will receive, at such spouse's written election made within 90 days after Executive's death, either (A) a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows: (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive's actual date of termination of employment or Executive's date of death, survived until the Retirement Date, elected a joint and survivor annuity and began to receive Executive's Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive elected a joint and survivor annuity and begun to receive Executive's Plan benefit beginning on the day prior to Executive's death, or (B) a Spousal Lump-Sum Payment less 10% of such sum (provided, however, that the HR Committee may, in its sole and absolute discretion, waive all or any part of such 10% reduction), which shall be paid as a lump-sum in cash on the date that the first payment of the single life annuity described in clause (A) of this sentence would have been paid if the surviving spouse had elected to receive such single life annuity. As used herein, "Spousal Lump-Sum Payment" shall mean the lump-sum actuarial equivalent of the value of the single life annuity described in clause (A) of the foregoing sentence, based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for the actual time of payment. Payment of such survivor annuity, if so elected, shall begin on the first day of the month following the later of (1) Executive's date of death or (2) the Retirement Date; provided, however, that if Executive was eligible to elect an Early Retirement Benefit as of the date of Executive's death, then Executive's surviving spouse shall be entitled to elect to receive the Spousal Lump-Sum Payment or commence to receive such survivor annuity as of the first day of the month next following the date of Executive's death, or as the first day of any subsequent month preceding the Retirement Date. Notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit or payment of the Spousal Lump-Sum Payment, as the case may be, and each payment of such survivor annuity, or the amount of the Spousal Lump-Sum Payment, as the case may be, shall be reduced based on the principles used for the reductions described in clauses (2) and (3) of the proviso to the third sentence of paragraph 3.5(iii). If such surviving spouse fails to make an election to receive a Spousal Lump-Sum Payment, the surviving spouse will be deemed to have elected to receive the survivor annuity.

(vi) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Internal Revenue Code of 1986, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company. Executive understands that he must rely upon the general credit of Company for payment of benefits under the Plan. Company shall establish a "rabbi" trust to assist Company in meeting its obligations under the Plan. The trustee of such trust shall be a nationally-recognized and solvent bank or trust company that is not affiliated with Company. Company shall transfer to the trustee money and/or other property determined in the sole discretion of the HR Committee based on the advice of the Actuary (as defined below) on an as-needed basis in order to assure that the benefit payable under the Plan is at all times fully funded. The trustee shall pay Plan benefits to Executive and/or Executive's spouse out of the trust assets if such benefits are not paid by Company. Company shall remain the owner of all assets in the trust, and the assets shall be subject to the claims of Company creditors in the event (and only in the event) Company ever becomes insolvent. Neither Executive nor any beneficiary of Executive shall have any preferred claim to, any security interest in, or any beneficial ownership interest in any assets of the trust. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

(vii) Actuarial Equivalent. For purposes of the Plan, the terms "actuarial equivalent", or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to his spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining benefits payable under the CARP; provided, however, that with respect to the discount rate used to calculate a Lump-Sum Payment or a Spousal Lump-Sum Payment, the discount rate shall be the Aa Corporate Bond Rate. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse. The term "Aa Corporate Bond Rate" shall mean the average of the Moody's daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody's Investors Service, for the three-month period ending on the last day of the second month preceding the date of the applicable election to receive a Lump-Sum Payment or a Spousal Lump-Sum Payment, as determined by the Actuary (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Actuary). Upon request, Company shall cause the Actuary to compute the Aa Corporate Bond Rate for a specified period and the amount of the applicable annuity, Lump-Sum Payment or Spousal Lump-Sum Payment for Executive (or, in the case of Executive's death, his spouse) and shall deliver such information to Executive or such spouse.

(viii) Medicare Payroll Taxes. Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan."

Capitalized terms (and the term "CO system") used in this letter agreement are used with the same meanings ascribed to them in your employment agreement.

If you agree with the foregoing, please sign the enclosed copy of this letter agreement, whereby this letter agreement shall be a binding agreement between you and the Company and shall amend your employment agreement accordingly.

Sincerely,

CONTINENTAL AIRLINES, INC.

By:________________________

Michael H. Campbell

Senior Vice President - Human Resources and Labor Relations

Agreed:

_____________________

Lawrence W. Kellner